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                                                                    Exhibit 99.1
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                   RECAPITALIZATION OF HANOVER DIRECT, INC.
                               SUMMARY OF TERMS

Chelsey Direct will transfer the entire issue of Series B Preferred shares (including accrued dividends) to Hanover Direct, Inc. ("HNV") which shall issue to Chelsey (i) shares of Series C Preferred Shares (on the terms set forth below) with an aggregate liquidation preference equal to one-half (1/2) of the accreted liquidation preference of the Series B Preferred Shares and the closing date, and (ii) newly issued shares of Common Stock of HNV at the rate of approximately 300% of its current market value (at the close on August 6, 2003) for the balance of the accreted liquidation preference.

Key Terms of Series C Preferred Shares:

Amount of Issue      That number of shares as will have an aggregate
                     liquidation preference equal to 1/2 of the accreted liquidation preference of the Series B Preferred Shares at the closing date.

Liquidation          $1.00 per share
Preference

Dividend Commencing January 1, 2006 dividends shall be payable quarterly at the rate of 6% per annum, with the preferred dividend rate increasing at by 1 1/2% per annum on each anniversary of the dividend commencement date until redeemed. At HNV's election, dividends may be paid in kind at a rate equal to 1% higher than the applicable cash dividend rate.

                     The Series C Preferred Shares will be entitled to participate ratably with the Common Stock on a share for share basis in any dividends or distributions paid to or with respect to the Common Stock. The right to participate shall have anti-dilution protection.

Redemption           The Series C Preferred Shares may be redeemed in whole and not in part, at the option of HNV at any time for the liquidation preference and any accrued and unpaid dividends
                     (the "Redemption Price"). The Series C Preferred shares shall be redeemed by the Company on January 1, 2009 (the
                     "Mandatory Redemption Date") for the Redemption Price. If the Series C Preferred Shares are not redeemed on or before the Mandatory Redemption Date, the Series C Preferred
                     Shares shall be entitled to elect one half of the Company's
                     Board of Directors.

Voting The Series C Preferred Shares shall be entitled to one vote per share, and shall vote as a class with the Common Stock on any matter submitted to a vote of the Common Stockholders. The Series C Preferred shares shall be entitled to vote as a class on any matter that would adversely affect the Series.


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Covenants and       The Series C Preferred Shares shall have such additional
Rights covenants and rights as are customary or necessary to give effect to the foregoing.


Other material terms and conditions:

The agreements governing the transaction shall, among other things, provide for a reconstitution of HNV's board to permit Chelsey to designate a majority of directors, corporate governance guarantees to assure that there shall be continuing directors of HNV who are not affiliated with Chelsey (who shall have their own counsel and financial advisor at HNV's expense), the assent of the unaffiliated directors shall be required for the approval of any transaction with Chelsey (including, a determination of whether or not to redeem the Series C Preferred shares), demand and piggy back registration rights with respect to the resale by Chelsey of the shares of Common Stock owned by it, the discontinuance, with prejudice, of the pending litigation, releases from Chelsey to HNV and its officers and directors from claims of breach of fiduciary duty, releases from HNV and its officers and directors from claims against Chelsey.